Life Partners Applauds NCOIL's Model Legislation

- Victory for Insurance Consumers -

Waco, TX, November 24, 2010 ─ Life Partners, Inc. and its parent company, Life Partners Holdings, Inc. (Nasdaq GS: LPHI) strongly praised the National Conference of Insurance Legislators (NCOIL) for its recent adoption of model legislation that requires life insurers to notify policy owners of the option to sell their policy instead of allowing it to lapse without value.  Such transactions are known as “life settlements” and can offer a substantial benefit to senior Americans seeking to recover value from a life insurance policy when coverage is no longer needed.

“The NCOIL model legislation will go a long way to raising the awareness level among insurance consumers of the life settlement alternative.  This model act elevates consumer rights and private property rights above the special interests of insurance companies.  We applaud the NCOIL Executive Committee for standing strong to protect consumers and helping them to maximize the value of the policies they own,” said Brian Pardo, Chairman and Chief Executive Officer of Life Partners Holdings, Inc.

The American Council of Life Insurers, a life insurance company trade group, vigorously opposes the specific disclosure of options and alternatives called for in the model act.

The Life Insurance Consumer Disclosure Act was adopted during the NCOIL Annual Meeting in Austin, Texas last week.  The model act provides that insurance companies must notify insureds who are 60 years old and older or individuals suffering from a terminal or chronic illness of their options.  The act covers eight possible options, including life settlements, accelerated death benefits, and conversion to long-term care policies.

Although the model act is not binding on any state, NCOIL model legislation can indicate legislative trends for the insurance industry, and state legislatures frequently incorporate NCOIL model acts into their own state laws.

Life Partners Holdings, Inc. (Nasdaq GS: LPHI) is the world's oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 124,000 transactions for its worldwide client base of over 27,000 high net worth individuals and institutions in connection with the purchase of approximately 6,400 policies totaling approximately $2.7 billion in face value.

Visit our website at: www.lphi.com.

LPHI-G

Contact:
Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@LPHI.com
www.lphi.com

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